Exhibit 10.1

FIRST AMMENDMENT
TO
PURCHASE AND SALE AGREEMENT
Of July 30, 2004

By and Between
Aquatic Cellulose International Corp

and

Titan Oil and Gas (Formerly Titan Consolidated Inc.)

THIS AMENDMENT is made and entered into effective the 1st day of June, 2005, by and between AQUATIC CELLULOSE INTERNATIONAL CORPORATION, a Nevada corporation, with offices at 2504-43rd Street Suite 5, Vernon, B.C. Canada, V1T 6L1, herein referred to as "Aquatic" and TITAN OIL AND GAS (Formerly TITAN CONSOLIDATED INC.) a Nevada corporation, maintaining offices at The Petroleum Center, Suite E-104, 900 NE Loop 410, San Antonio, Texas 78209, herein referred to as “Titan” and,

WHEREAS, said reference is made to a certain Purchase & Sale Agreement made between the parties dated July 30, 2004, and that the parties hereby agree to make the following amendments to the agreement.

1.)
The interest acquired by Titan will be transferred from the Prado field to the Viking 3D interest in Wharton County Texas, as per Aquatic’s exclusive agreement with New Century Energy Corp. dated January 1, 2005.

2.)	Aquatic will apply the previous non-refundable deposit to the purchase of the same WI and NR interest as previously agreed for Prado.

3.)
The 47,300,000 shares of Titan common stock, as previously issued by the Titan “Board of Directors, would be consider payment of the outstanding balance owed to Aquatic that became due and payable as of July 30, 2004 under the terms of the original Prado agreement and that such shares will be considered as payment on condition that Aquatic can confirm that such shares are able to be used or negotiated by Aquatic. That Titan shall assist Aquatic in the removal of the selling restrictions due to the shares having been authorized for more than one (1) year and the due date of the balance of payment has exceeded more than the one (1) year.

4.)	It is agreed that the 47,300,000 shares shall reflect the value of the outstanding payment based on the following formula;

a.	45% discount to the market price of June 1, 2005 of $0.0171

5.)	Aquatic will grant Titan the option to back out of the deal under the following terms;

a.
Should Titan back-out of the agreement Titan will be required to pay a penalty for such and that any funds reimbursed to Titan will only be made after such penalty is paid. Since Aquatic is receiving stock as payment, the total amount reimbursed to Titan will not exceed the original amount of the payment due Aquatic from Titan under the terms of the original Prado agreement, however no minimum amount shall apply since there can be no guarantee of the selling price of the stock.

b.
In the event that Aquatic is able to achieve significantly higher net proceeds from the sale or transfer of the Titan stock that Aquatic may elect to certain concessions of working interest participation to Titan. Titan agrees that such working interest participation would have to be negotiated by the parties and that Titan would make consideration to Aquatic with possible trade of Titan’s project working interests that Aquatic may elect to participate in.

6.)
Titan agrees to a strict non-disclosure of “proprietary information”. This would prevent Titan from disclosing certain elements of the deal that may jeopardize Aquatic and New Century’s ability to do business on the Project. Aquatic would have to approve all disclosure; however such approval shall not be unreasonably withheld provided all information of a sensitive nature has been withheld.

IN WITNESS WHEREOF, THIS AMENDMENT SHALL BE EFFECTIVE AS OF JULY 30, 2004.

EXECUTED this __1st_ day of June, 2005.

AQUATIC CELLULOSE	TITAN OIL AND GAS INC.
INTERNATIONAL CORP.

/s/ Sheridan B. Westgarde	/s/ Kent Jacobson
Sheridan B. Westgarde, CEO	Kent Jacobson, President